SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Rule 14a - 11(c) or Rule 14a - 12

SPORTSLINE.COM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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2200 West Cypress Creek Road

Fort Lauderdale, Florida 33309

April 30, 2003

Dear Stockholder:

You are cordially invited to attend our 2003 Annual Meeting of Stockholders, which will be held at 10:00 a.m. on Thursday, June 26, 2003, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

At the annual meeting, our stockholders will be asked to elect three members to our board of directors. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

The board of directors recommends that you vote in favor of the election of the nominated directors.

Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Michael Levy Chairman of the Board, President and Chief Executive Officer

SPORTSLINE.COM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 26, 2003

To our Stockholders:

The 2003 annual meeting of stockholders of SportsLine.com, Inc. will be held at 10:00 a.m., local time, on Thursday, June 26, 2003, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 for the purpose of considering and acting upon the following:

1.	Election of three members to our board of directors to hold office until our 2006 annual meeting or until their successors are duly elected and qualified; and

2.	Any other matters that properly come before the meeting.

The board of directors is not aware of any other business scheduled for the annual meeting. Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned.

Stockholders of record at the close of business on April 28, 2003 are entitled to notice of, and to vote at, the meeting or at any postponements or adjournments of the meeting.

By Order of the Board of Directors,

Kenneth W. Sanders Secretary

Fort Lauderdale, Florida

April 30, 2003

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

i

2003 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Thursday, June 26, 2003, beginning at 10:00 a.m. local time, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 and at any adjournments or postponements thereof. The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are first being sent to stockholders is May 15, 2003. You should review this information in conjunction with our Annual Report to Stockholders for the year ended December 31, 2002, which accompanies this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will elect three directors and act upon any other matters that properly come before the meeting. In addition, our management will report on our performance during 2002 and respond to questions from our stockholders.

Who is entitled to notice of and to vote at the meeting?

Only stockholders of record at the close of business on the record date, April 28, 2003, are entitled to receive notice of the annual meeting and to vote shares of our common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct business at the meeting. As of the record date, 43,332,714 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting, either in person or by proxy, may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or electronically?

Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

The deadline for voting by telephone or electronically is 11:59 p.m. on June 25, 2003.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board recommends a vote for the election of the nominated slate of directors. See “Election of Directors,” page 7.

The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any board nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting (either in person or by proxy) is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Other Items. In the event other items are properly brought before the stockholders at the meeting, the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and to request authority for the execution of proxies and we may reimburse such persons for their expenses incurred in connection with these activities.

Can I see a list of the stockholders entitled to vote?

Any stockholder of record as of the record date may look at the complete list of the stockholders that are entitled to vote at the annual meeting so long as it is for a purpose germane to the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available in these circumstances, during normal business hours, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, for a period of ten days prior to the meeting and at the meeting itself.

STOCK OWNERSHIP

Who are the largest owners of our stock and how much stock do our directors and executive officers own?

The following table shows the amount of common stock beneficially owned as of April 1, 2003 by (a) each of our directors and nominees for director, (b) each of our executive officers named in the Summary Compensation Table below, (c) all of our directors and executive officers as a group and (d) each person known by us to beneficially own more than 5% of our outstanding common stock. Unless otherwise provided, the address of each holder is c/o SportsLine.com, Inc., 2200 W. Cypress Creek Road, Fort Lauderdale, Florida 33309.

Name	Outstanding Shares Beneficially Owned (a)	Acquirable Within 60 Days (b)	Total Number of Shares Beneficially Owned (columns (a)+(b))		Percentage of Shares Outstanding (%)
CBS Broadcasting Inc.(1) Westinghouse CBS Holding Company, Inc.(1) Viacom Inc.(1) NAIRI, Inc.(2) National Amusements, Inc.(2) Sumner M. Redstone(2)	17,326,740	—	17,326,740	(3)	39.90%
Bear Stearns Asset Management Inc.(4)	4,188,900	—	4,188,900	(5)	9.65%
Munder Capital Management(6)	2,981,200	—	2,981,200	(7)	6.87
AOL Time Warner Inc.(8)	2,362,425	450,000	2,812,425	(9)	6.41
Michael Levy	2,033,742	153,124	2,186,866	(10)	5.02
Peter Pezaris	572,773	52,083	624,856		1.44
Joseph Lacob	388,574	27,500	416,074	(11)	*
Mark J. Mariani	193,296	62,841	256,137		*
Kenneth W. Sanders	195,130	51,041	246,171		*
James C. Walsh	85,000	30,500	115,500	(12)	*
Gerry Hogan	0	70,500	70,500		*
Richard B. Horrow	11,000	30,500	41,500		*
Michael P. Schulhof	0	50,500	50,500		*
Andrew Nibley	0	30,500	30,500		*
Thomas Cullen	800	27,500	28,300		*
Sean McManus	0	—	—		—
Russell I. Pillar	0	—	—		—
All directors and executive officers as a group (13 persons)	3,480,315	586,589	4,066,904		9.24%

*	Represents less than 1% of our outstanding common stock.

(1)	The address for CBS Broadcasting Inc. (“CBSBI”), Westinghouse CBS Holding Company, Inc. (“W/ CBS HCI”) and Viacom Inc. (“Viacom”) is 1515 Broadway, New York, New York 10036.
(2)	The address for NAIRI, Inc. (“NAIRI”), National Amusements, Inc. (“NAI”) and Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.
(3)	This information is based on a Schedule 13D, filed with the Securities and Exchange Commission on April 3, 2003, which was jointly filed by CBSBI, W/ CBS HCI, Viacom, NAIRI, NAI and Sumner M. Redstone (collectively, the “Viacom Reporting Persons”). 16,876,740 shares (the “CBS Shares”) are indirectly held by W/ CBS HCI thorough its ownership of 100% of the outstanding stock of CBSBI and are indirectly held by Viacom through its ownership of 100% of the outstanding stock of W/ CBS HCI. In addition, Viacom may also be deemed the beneficial owner of 450,000 shares (the “WWO Shares”) held by Westwood One, Inc. (“WWO”), as a result of an agreement between WWO and one of Viacom’s wholly-owned subsidiaries. Approximately 68% of Viacom’s voting stock is owned by NAIRI, which in turn is a wholly owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone as Mr. Redstone is the Chairman of the Board and the beneficial owner of a controlling interest in NAI. CBS and W/ CBS HCI have shared voting power and shared dispositive power over the CBS Shares. Viacom, NAIRI, NAI and Mr. Redstone each have shared voting power over the CBS Shares and the WWO Shares and shared dispositive power over the CBS Shares. For a description of our agreement with CBSBI, pursuant to which we are obligated to issue additional shares of common stock to CBSBI, see “Certain Transactions—CBS Agreement.”
(4)	The address for Bear Stearns Asset Management Inc. is 383 Madison Avenue, New York, New York 10179.
(5)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission by Bears Stearns Asset Management Inc. (“BSAM”) on January 27, 2003. According to a Schedule 13G filed with the Securities and Exchange Commission by Bear Stearns S&P STARS Portfolio (“STARS”) on January 29, 2003, STARS is the beneficial owner of 3,870,000 shares of our common stock which we believe are included in the reported beneficial ownership of common stock by BSAM.
(6)	The address for Munder Capital Management is Munder Capital Center, 480 Pierce Street, Birmingham, Michigan 48009.
(7)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission by Munder Capital Management on February 12, 2003.
(8)	The address for AOL Time Warner Inc. is 75 Rockefeller Plaza, New York, New York 10019.
(9)	This information is based on a Schedule 13G, filed with the Securities and Exchange Commission on August 29, 2002, which was jointly filed by AOL Time Warner Inc. and America Online, Inc. All of the shares are held of record by America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc.
(10)	Includes 60,000 shares of common stock held of record by a charitable non-profit corporation of which Mr. Levy is a director and the president.
(11)	Includes 9,281 shares of common stock held of record by a trust for the benefit of Mr. Lacob’s children for which Mr. Lacob disclaims beneficial ownership.
(12)	Includes 6,000 shares of common stock held of record by the children of Mr. Walsh.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required, we believe that all of our directors and executive officers complied during 2002 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2002 about the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of our 1995 Stock Option Plan, 1997 Incentive Compensation Plan and 1997 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	3,913,837	$8.00	2,373,050
Equity Compensation Plans Not Approved by Security Holders	None	None	None

Total	3,913,837	$8.00	2,373,050

ELECTION OF DIRECTORS

Directors Standing for Election

Our board of directors is divided into three classes and each class of directors serves for a three-year term, or until successors of that class have been elected and qualified. At the annual meeting, the stockholders will elect three directors, each of whom will serve for a term expiring at the 2006 annual meeting of stockholders, or until his successor has been duly elected and qualified.

The board has no reason to believe that any nominee will refuse or be unable to serve if elected. However, if any of them should become unavailable to serve as director, the board may designate a substitute nominee or the number of directors may be reduced in accordance with our by-laws. If the board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the board.

The directors standing for re-election are:

•	Gerry Hogan

Gerry Hogan, 57, was appointed as a director in November 1996. He is currently a private investor. From May 1997 to June 2000, he served as Chairman and Chief Executive Officer of Cygnus Business Media, Inc., a magazine publishing and trade show company. He served as President and Chief Executive Officer of the Home Shopping Network from February 1993 to September 1995. Prior thereto, Mr. Hogan served as vice chairman of Whittle Communications, L.P. from October 1990 to February 1993. From October 1971 to September 1987, Mr. Hogan held various positions at Turner Entertainment Networks and most recently served as President.

•	Sean McManus

Sean McManus, 48, was appointed as a director in March 1997. He has served as President of CBS Sports since December 1996. From October 1987 to December 1996, Mr. McManus was Senior Vice President U.S. Television Sales and Programming at Trans World International, the television division of International Management Group. From August 1981 to October 1987, Mr. McManus was Vice President Planning and Development at NBC Sports. From September 1979 to August 1981, Mr. McManus served as Associate Producer and Producer at NBC Sports and from August 1977 to September 1979 he was a Production Assistant at ABC Sports.

•	Michael P. Schulhof

Michael P. Schulhof, 59, was appointed as a director in November 1997. He is currently a private investor focused on high technology, new media and internet companies. From June 1974 to January 1996, Mr. Schulhof held various positions at Sony Corporation of America, Inc. and most recently served as President and Chief Executive Officer from June 1993 to January 1996. Mr. Schulhof is a trustee of Brandeis University, New York University Medical Center, the International Tennis Hall of Fame and the Brookings Institution, serves on the Board of Directors of the Center on Addiction and Substance Abuse at Columbia University and The American Hospital of Paris Foundations and is a member of the Council on Foreign Relations. Mr. Schulhof is a director of j2 Global Communications, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Directors Continuing in Office

The terms of the following directors expire at the annual meeting of stockholders in 2004:

•	Michael Levy

Michael Levy, 56, has served as the Chairman of the Board, President and Chief Executive Officer of SportsLine.com since its inception in February 1994. From 1979 through March 1993, Mr. Levy served as President, Chief Executive Officer and as a director of Lexicon Corporation, a high technology company specializing in data communications and signal processing technology. From January 1988 to June 1993, Mr. Levy also served as Chairman of the Board and Chief Executive Officer of Sports-Tech International, Inc., a company engaged in the development, acquisition, integration and sale of computer software, equipment and computer-aided video systems used by professional, collegiate and high school sports programs. Between June 1993 and February 1994, Mr. Levy was a private investor.

•	Joseph Lacob

Joseph Lacob, 47, was appointed as a director in May 1995. He has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital partnership, since May 1987. Mr. Lacob also serves on the Board of Directors of Corixa, Inc. and Align Technology, Inc., as well as several other privately held companies.

•	Andrew Nibley

Andrew Nibley, 51, was appointed as a director in March 1996. In January, 2003, Nibley became Chairman of Marsteller, the creative and advertising arm of Burson-Marsteller, a public relations firm owned by WPP. From October 1999 to December 2001, he ran Vivendi Universal’s global Internet music business and served as President and Chief Executive Officer of both GetMusic LLC and Rollingstone.com. From January 1998 to September 1999, he served as President of Reuters NewMedia, Inc., a company he co-founded in 1994, and had been a director of Reuters NewMedia, Inc. since January 1994. From January 1994 to January 1998, Nibley served as Editor of Reuters, America Inc. as well as Senior Vice President News and Television. Mr. Nibley also currently serves on the Board of Directors of several privately held companies in the online and offline media businesses.

•	James C. Walsh

James C. Walsh, 62, was appointed as a director in August 1994. He is an attorney who has been engaged in the private practice of law since 1968. Mr. Walsh has also served as the President of Namanco Productions, Inc., a sports marketing and management firm, since 1969. Namanco Productions, Inc. is the agent and manager of NFL Hall of Fame quarterback Joe Namath. Mr. Walsh is also a director of Vestin Group, Inc.

The terms of the following directors expire at the annual meeting of stockholders in 2005:

•	Thomas Cullen

Thomas Cullen, 43, was appointed as a director in April 1997. Mr. Cullen is a private investor and business consultant. Previously, he served as President of MediaOne Ventures, Inc. from April 1997 until its purchase by AT&T Corp. in June 2000. From 1981 through 1997, Mr. Cullen held various senior positions with U S WEST and MediaOne in the areas of business development, new product initiatives and strategic investments.

•	Richard B. Horrow

Richard B. Horrow, 48, was appointed as a director in September 1994. He is an attorney and sports development consultant and has served as President of Horrow Sports Ventures, Inc., a sports consulting firm, since its inception in May 1988. Mr. Horrow also currently serves as a consultant for various sports-related matters to the National Football League, International Speedway Corporation, the PGA TOUR, the Baltimore Orioles, Major League Soccer, the cities of Richmond, Virginia; Birmingham, Alabama; and Charlotte, North Carolina; and the State of West Virginia. Mr. Horrow is a visiting expert on sports law at the Harvard Law School and is the sports business, law and marketing expert for CNN and USA Today/XM Satellite Radio.

•	Russell I. Pillar

Russell I. Pillar, 37, was appointed as a director in March 2000. He has served as President of the Viacom Digital Media Group and its predecessor entities, all divisions of global media company Viacom Inc., since January 2000. Mr. Pillar also has served as Managing Partner of Critical Mass Ventures LLC, an investment vehicle focused on the intersection of consumer brands, media, and technology, since October 1991. From November 1998 to January 2000, Mr. Pillar served as President, Chief Executive Officer, and a Director of Richard Branson’s Virgin Entertainment Group, Inc., a diversified international entertainment content retailer. From September 1997 to August 1998, Mr. Pillar served as President and Chief Executive Officer of Prodigy Internet, an Internet service provider, and served as a member of Prodigy Inc.’s board of directors, including serving as its Vice Chairman, from October 1996 to February 2000. Mr. Pillar also serves on the Board of MarketWatch.com, Inc. as well as serving on the Boards of private companies. Mr. Pillar, a Crown Fellow at the Aspen Institute, graduated Phi Beta Kappa, cum laude with an A.B. in East Asian Studies from Brown University.

How are directors compensated?

Compensation. Commencing in 2002, each non-employee director, other than directors employed by an entity with an ownership interest in SportsLine.com in excess of ten percent (10%) of our outstanding voting securities, receives an annual cash retainer of $10,000 as well as $2,000 for each board meeting attended by such director in person (limited to one such fee per quarter) and $500 for each committee meeting attended by such director (limited to four such fees per year for audit committee members and two such fees per year for compensation committee members). In addition, each such non-employee director receives an annual grant of 6,250 options pursuant to our 1997 Incentive Compensation Plan on February 1 of each year. The compensation that would otherwise be payable to a director that is employed by an entity with an ownership interest in SportsLine.com in excess of ten percent (10%) of our outstanding voting securities is paid directly to such entity.

How often did the board meet during 2002?

Our board of directors met five times during 2002, including telephonic meetings, and took action by unanimous written consent twice. Each director attended more than 75% of the total number of meetings of the board and committees on which he served.

What committees has the board established?

Our board of directors has a standing compensation committee and audit committee. We do not have a nominating or similar committee. Our board of directors performs the functions of a nominating or similar committee.

Compensation Committee. Messrs. Hogan, McManus and Pillar are the current members of our compensation committee. The compensation committee reviews and approves the compensation of our directors, officers and employees, including salaries, bonuses, commission, and benefit plans, and administers our stock plans, including the 1995 Stock Option Plan, the 1997 Incentive Compensation Plan and the 1997 Employee Stock Purchase Plan. During 2002, the compensation committee took action by unanimous written consent three times.

Audit Committee. Messrs. Cullen, Lacob and Schulhof (Chair) are the current members of our audit committee. The members of our audit committee are independent as defined by the rules and regulations of the Nasdaq Stock Market. The audit committee represents the board in its relations with our independent public accountants and oversees the financial reporting and disclosures prepared by our management. The functions of the audit committee and its activities during the year ended December 31, 2002 are described below under the heading “Report of the Audit Committee.”

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee’s role is to act on behalf of the board of directors in the oversight of all material aspects of our corporate financial reporting and our external audit, including, among other things, our internal control structure, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal requirements that have a significant impact on our financial reports. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, the audit committee consults with management and our independent auditors regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. A full description of the audit committee’s primary responsibilities, operating principles and relationship with internal and external auditors is contained in the Charter of the Audit Committee adopted by our board of directors, a copy of which was filed as Appendix A to SportsLine.com’s proxy statement dated August 3, 2001. During the year ended December 31, 2002, the audit committee met seven times and took action by unanimous written consent once.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the year ended December 31, 2002 with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed the financial statements for the year ended December 31, 2002 with the independent auditors and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61, including the auditors’ judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board No. 1 and has discussed with the independent auditors their independence from management and SportsLine.com. Finally, the audit committee has considered whether the provision by the independent auditors of non-audit services to SportsLine.com is compatible with maintaining the auditors’ independence.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audits of the financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2002 be included in SportsLine.com’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Michael P. Schulhof

Thomas Cullen

Joseph Lacob

MANAGEMENT

Executive Officers

Our current executive officers are:

Name	Age	Position

Michael Levy	56	Chairman of the Board, President and Chief Executive Officer

Mark J. Mariani	46	President, Sales and Marketing

Peter Pezaris	33	President of Operations and Product Development

Kenneth W. Sanders	46	President of Finance and Administration and Chief Financial Officer

•	Michael Levy

See “Directors Continuing in Office.”

•	Mark J. Mariani

Mark J. Mariani has served as President, Sales and Marketing, since June 1999. He joined SportsLine.com in April 1996 as Executive Vice President, Sales. Mr. Mariani is responsible for Sales, Marketing, Radio Operations and Vegas Insider. From August 1991 to March 1996, Mr. Mariani served as Executive Vice President of Sports Sales for Turner Broadcasting Sales, Inc. From June 1990 to August 1991, Mr. Mariani served as Senior Vice President and National Sales Manager for CNN in New York, and from May 1986 to June 1990, Mr. Mariani served as Vice President for CNN Sales Midwest. Prior to joining Turner Broadcasting, Mr. Mariani served as an Account Executive for WBBM, an owned and operated CBS television station in Chicago, Illinois.

•	Peter Pezaris

Peter Pezaris has served as SportsLine.com’s President of Operations and Product Development since April 2002, responsible for technology and computer operations as well as programming, production and fantasy products. From June 2001 to April 2002, Mr. Pezaris was President, Product Development, responsible for programming, production and fantasy products and prior to June 2001 was Senior Vice President, Product Development, responsible for SportsLine.com’s Commissioner.com subsidiary, which produces Fantasy products for CBS SportsLine.com as well as official Fantasy games for NFL.com, AOL.com and CNNSI.com. Mr. Pezaris joined SportsLine in December 1999 when SportsLine acquired Daedalus World Wide Corporation (“DWWC”), the producer of Commissioner.com fantasy products that Mr. Pezaris co-founded in 1995. Prior to DWWC, Mr. Pezaris was a systems and software developer for the investment banking firms of Bankers Trust and Salomon Brothers.

•	Kenneth W. Sanders

Kenneth W. Sanders has served as President of Finance and Administration and Chief Financial Officer since January 2001. Mr. Sanders became the Vice President and Chief Financial Officer of SportsLine.com in September 1997 and was appointed Senior Vice President in October 1998. From January 1996 to August 1997, Mr. Sanders served as Senior Vice President, Chief Financial Officer of Paging Network, Inc., the world’s largest paging company during the 1990s. From May 1993 to December 1995, Mr. Sanders served as Executive Vice President, Chief Financial Officer and a director of CellStar Corporation, an integrated wholesaler and retailer of cellular phones and related products. Between July 1979 and April 1993, Mr. Sanders was with KPMG Peat Marwick, most recently as an Audit Partner from July 1990 to April 1993.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth information concerning the compensation paid by us for the three fiscal years ended December 31, 2002 to (i) our Chief Executive Officer; (ii) each other person serving as an executive officer at December 31, 2002 and (iii) one former executive officer.

Summary Compensation Table

		Annual		Long Term
		Compensation ($)(1)		Compensation Awards
Name and				Restricted Stock	Securities Underlying		All Other
Principal Position	Year	Salary	Bonus	Awards ($)(2)	Options (#)		Compensation ($)
Michael Levy Chairman, President and Chief Executive Officer	2002 2001 2000	$495,000 450,000 385,000	$247,500 120,000 192,500	$552,500	175,000 175,000 345,000	(3)	$26,847 26,846 19,747	(4) (4) (4)

Mark J. Mariani President, Sales and Marketing	2002 2001 2000	350,000 350,000 270,000	175,000 80,000 160,000	208,050	75,000 50,000 145,000	(3)

Peter Pezaris President of Operations and Product Development	2002 2001 2000	250,000 223,333 90,000	140,000 40,000 45,000	18,525	75,000 — 64,000	(3)	35,250	(5)

Kenneth W. Sanders President of Finance and Administration and Chief Financial Officer	2002 2001 2000	370,000 370,000 315,000	185,000 100,000 157,500	222,300	75,000 50,000 145,000	(3)

Andrew S. Sturner (6) Former President, Corporate and Business Development	2002 2001 2000	204,167 350,000 270,000	— 60,000 135,000	222,889	75,000 50,000 145,000	(3)	227,958	(7)

(1)	The aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts are below the reporting requirements established by the rules of the Securities and Exchange Commission.
(2)	In August 2001, SportsLine.com made offers to its executive officers and certain other key employees who held stock options with an exercise price of more than $6.00 per share to exchange these stock options for restricted shares of SportsLine’s common stock at an exchange ratio of one share of restricted stock for each two shares subject to options exchanged. Pursuant to such offer, Messrs. Levy, Mariani, Pezaris, Sanders and Sturner agreed to the cancellation of options covering 1,105,000, 365,000, 39,000, 380,000 and 381,006 shares, respectively, in exchange for 552,500, 182,500, 19,500, 190,000 and 190,503 restricted shares, respectively. The market value of the restricted shares as of the applicable grant date is included in this column. All such restricted stock was granted under the 1997 Incentive Compensation Plan and vests as follows: 10% of the total number of shares of restricted stock granted to each executive officer will vest each quarter for which SportsLine.com reports positive EBITDA (“performance vesting”); provided, that if pursuant to the performance vesting less than 25% of the total number of shares of restricted stock granted to an executive officer vest during any year, a number of shares equal to 25% of the total number of shares of restricted stock granted to the executive officer less the amount of shares that vested during the previous twelve months as a result of performance vesting will vest on each anniversary of the grant date. Under the terms of the 1997 Incentive Compensation Plan and our employment agreements with each of Messrs. Levy, Mariani, Pezaris and Sanders, the shares of restricted stock will vest immediately in the event of certain change of control transactions. All shares of restricted stock held by Mr. Sturner vested on July 31, 2002, upon the termination of his employment. At December 31, 2002, the value of the aggregate restricted stock holdings of Messrs. Levy, Mariani, Pezaris and Sanders, based on the closing price of our common stock on the Nasdaq National Market on that date ($1.00), was $552,500, $182,500, $19,500 and $190,000, respectively. As of December 31, 2002, 25% of the restricted stock had vested. Dividends, if any, are required to be paid on the restricted stock reported in the table above.
(3)	Each option was exchanged for shares of restricted stock in August 2001 except in the case of Mr. Pezaris for whom 14,000 of such options were exchanged. See note (2) above.
(4)	Represents premiums paid for life and disability insurance policies for the benefit of Mr. Levy.
(5)	Represents bonus paid in connection with relocation from New York, New York to Fort Lauderdale, Florida.
(6)	Mr. Sturner’s employment with SportsLine.com was terminated by mutual agreement effective July 31, 2002.
(7)	Includes the following amounts paid to Mr. Sturner during 2002 in connection with the termination of his employment with SportsLine.com pursuant to the terms of his employment agreement (i) $207,765 of severance and (ii) $20,192 of accrued paid time off.

Stock Option Information

The following table sets forth, with respect to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table, certain information concerning the grant of stock options in 2002.

Option Grants in Last Fiscal Year

		Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)

Name	Date of Grant	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	5%($)	10%($)
Michael Levy	03/01/2002	175,000		14.8%	$2.59	03/01/2012	$285,046	$722,364
Mark J. Mariani	03/01/2002	75,000		6.4	2.59	03/01/2012	122,163	309,584
Peter Pezaris	03/04/2002	75,000		6.4	2.65	03/04/2012	124,993	316,756
Kenneth W. Sanders	03/01/2002	75,000		6.4	2.59	03/01/2012	122,163	309,584
Andrew S. Sturner	03/01/2002	75,000	(3)	6.4	2.59	03/01/2012	122,163	309,584

(1)	All such options were granted under the 1997 Incentive Compensation Plan and become exercisable in installments over four years. Under our 1997 Incentive Compensation Plan, these options will become immediately exercisable in the event of certain change of control transactions.
(2)	Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. We do not believe that this method accurately illustrates the potential value of a stock option.
(3)	All such options vested upon the termination of Mr. Sturner’s employment with SportsLine.com.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning the unexercised options held by our Chief Executive Officer and the other executive officers named in the Summary Compensation Table at December 31, 2002 and the value thereof, based on a value per share of Common Stock of $1.00, the closing price of the Common Stock on the Nasdaq National Market System on December 31, 2002. No stock options were exercised by such persons during 2002.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)			Value of Unexercised In-the-Money Options at December 31, 2002 ($)
Name	Exercise(#)	Realized($)	Exercisable		Unexercisable	Exercisable	Unexercisable
Michael Levy	—	—	83,854		441,146	—	—
Mark J. Mariani	—	—	35,758		186,800	$4,425	—
Peter Pezaris	—	—	25,000		150,000	—	—
Kenneth W. Sanders	—	—	23,958		151,042	—	—
Andrew S. Sturner	—	—	127,506	(1)	—	—	—

(1)	All options held by Mr. Sturner vested upon the termination of his employment with SportsLine.com.

Employment Agreements

SportsLine.com has entered into an employment agreement with Michael Levy, its President and Chief Executive Officer and Chairman of the Board of Directors. The term of the agreement is three years and is automatically extended by one day for each day elapsed so that at all times the term shall be for a three-year period. Mr. Levy will receive an annual base salary of at least $385,000 for each fiscal year beginning January 1, 2000. On January 1, 2001 and on each January 1 thereafter, such Base Salary shall be increased by an amount equal to 10% of the base salary payable to Mr. Levy during the preceding calendar year. Effective January 1, 2003, Mr. Levy’s base salary has been set to $544,500. In addition, Mr. Levy shall receive an annual bonus equal to 50% of his base salary for each fiscal year for which SportsLine.com achieves its budgeted EBITDA target, as approved by the compensation committee, and such other bonuses as may be awarded from time to time by the board or the compensation committee. During each calendar year of the term of the agreement, SportsLine.com will grant Mr. Levy options to purchase at least 175,000 shares of Common Stock at exercise prices to be determined at the time of grant. If Mr. Levy’s employment is terminated by SportsLine.com other than by reason of death, Disability (as defined in the agreement) or Cause (as defined in the agreement), or by Mr. Levy for Good Reason (generally defined as a material breach by SportsLine.com of the agreement), SportsLine.com will pay Mr. Levy within five days of such termination the sum of his accrued base salary and vacation pay through the date of termination, an amount equal to three times his current annual base salary plus an amount equal to three times the greater of the average bonus received by Mr. Levy for the prior three years or the most recent bonus paid to Mr. Levy, and maintain certain benefits for Mr. Levy for a period of three years. In addition, upon such termination by SportsLine.com other than by reason of death, Disability or Cause or by Mr. Levy for Good Reason or upon the happening of a Change of Control (as defined in the agreement), at the time his employment is so terminated or on the date of such Change of Control, as the case may be, all shares of restricted stock held by Mr. Levy shall no longer be subject to forfeiture and all unvested stock options held by Mr. Levy will immediately vest and be exercisable for one year following the date of termination or Change of Control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent or more of SportsLine.com’s outstanding voting securities as a result of the issuance of such securities by SportsLine.com, Mr. Levy shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered. During his employment and for a period of two years after termination, Mr. Levy is prohibited from competing with SportsLine.com or soliciting employees or former employees of SportsLine.com.

SportsLine.com has entered into employment agreements with each of its other executive officers, specifically Kenneth W. Sanders (President of Finance and Administration and Chief Financial Officer), Mark J. Mariani (President, Sales and Marketing) and Peter Pezaris (President of Operations and Product Development). Each agreement is for a term of three years and is automatically extended by one day for each day elapsed so that at all times the term shall be for a three-year period. Messrs. Mariani, Sanders and Pezaris will receive annual base salaries of at least $270,000, $315,000 and $210,000, respectively; an annual bonus equal to 50% of their base salary for each fiscal year for which SportsLine.com achieves its budgeted EBITDA target (or revenue target, in the case of Mr. Mariani’s agreement), as approved by the compensation committee; and such other bonuses as may be awarded from time to time by the board or the compensation committee. During each calendar year, SportsLine.com will grant each of the foregoing executives options to purchase at least 50,000 shares of Common Stock, in each case at exercise prices to be determined at the time of grant. If any of these executive’s employment is terminated by SportsLine.com other than by reason of death, Disability (as defined) or Cause (as defined), or by the executive for Good Reason (generally defined as a material breach by SportsLine.com of the agreement), SportsLine.com will pay such executive within thirty (30) days of such termination the sum of such executives accrued base salary and any accrued incentive compensation plus a pro rata portion of his most recent bonus and pay to the executive in bi-weekly installments for a period of two years an aggregate amount equal to two times his current base salary plus an amount equal to two times the greater of the average bonus received by such executive for the prior three years or the most recent bonus paid to such executive and maintain certain benefits for him for a period of two years. In addition, upon such termination by SportsLine.com other than by reason of death, Disability or Cause or by the executive for Good Reason or upon the happening of a Change of Control (as defined in the agreement), at the time his employment is so terminated or on the date of such Change of Control, as the case may be, all shares of restricted stock held by such executive shall no longer be subject to forfeiture and all unvested stock options held by him will immediately vest and be exercisable for one year following the date of termination or Change of Control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent or more of SportsLine.com’s outstanding voting securities as a result of the issuance of such securities by SportsLine.com, each executive shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered. During each executive’s employment and for a period of two years after termination, each executive is prohibited from competing with SportsLine.com or soliciting employees or former employees of SportsLine.com.

The following Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graph by reference therein.

Report of the Compensation Committee on Executive Compensation

Compensation Philosophy and Review. Our compensation philosophy for executive officers serves two principal purposes:

•	to provide a total compensation package for officers that is competitive and enables SportsLine.com to attract and retain key executive and employee talent needed to accomplish SportsLine.com’s long-term business objectives; and

•	to directly link compensation to improvements in SportsLine.com’s performance and increases in stockholder value as measured principally by the attainment of positive EBITDA, the trading price of SportsLine.com’s Common Stock and an individual’s contribution and personal performance.

The compensation committee reviews, recommends and approves changes to SportsLine.com’s compensation policies and benefits programs, administers SportsLine.com’s stock option plans, including approving stock option grants, and otherwise seeks to ensure that SportsLine.com’s compensation philosophy is consistent with its best interests and is properly implemented.

Elements of Executive Officer Compensation. SportsLine.com’s executive compensation consists primarily of base salary, health insurance and similar benefits, cash bonuses, the award of stock options and restricted stock designed to provide long-term incentive and eligibility to participate in compensation and benefit programs available to other employees, including SportsLine.com’s Employee Stock Purchase Plan. In addition, the compensation committee may recommend the grant of discretionary bonuses to SportsLine.com’s executive officers. The compensation committee believes that in the highly competitive, emerging markets in which SportsLine.com operates, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and stockholder long-term interests.

Officer Salaries. The compensation committee reviews the annual salary of the executive officers, including the Chief Executive Officer. In determining the appropriate salary levels, the compensation committee considers, among other factors, the officer’s scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant markets for executive talent. The compensation committee did not approve executive officer salary increases for fiscal 2002 for the executive officers other than the chief executive officer.

SportsLine.com has entered into an employment agreement with Michael Levy, its President and Chief Executive Officer and Chairman of the Board of Directors. All aspects of Mr. Levy’s fiscal year 2002 compensation were governed by this employment agreement, including the grant of options to purchase 175,000 shares of common stock. Pursuant to the terms of this employment agreement, Mr. Levy’s salary was increased from $450,000 to $495,000 for fiscal 2002.

Stock Option Grants and Restricted Stock. SportsLine.com has utilized long-term equity compensation as an important element for compensating and providing incentives to its executive officers. It is SportsLine.com’s practice to set option exercise prices for officers at not less than 100% of the stock fair market value on the date of grant.

Thus, the value of the stockholders’ investment in SportsLine.com must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. Options granted to executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant. In determining the size of the stock option grants, the compensation committee considers various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options. In addition, the compensation committee examines the level of equity incentives held by each officer relative to the other officers’ equity positions and their tenure, responsibilities, experience, and value to SportsLine.com. For additional information regarding the grant of options during fiscal 2002, see the table under the section heading “Option Grants in Last Fiscal Year” above.

Annual Cash Bonuses. Annual cash bonus awards are based on both individual performance and the performance of SportsLine.com relative to an annual financial plan prepared before the beginning of each fiscal year and approved by the board of directors, reflecting appropriate progress toward SportsLine.com’s long-term goals. Bonus awards vary depending on the officer’s base salary. In granting cash bonuses for 2002, the compensation committee considered a number of factors, including the role played by the chief executive officer and the other executive officers in achieving several important goals during 2002 such as the increase in cash advertising revenue from traditional advertisers, the improved financial results from the NFL.com relationship, the successful conversion to a subscription-based business model for fantasy football and fantasy baseball products and the continued implementation of cost-containment initiatives, and awarded the annual bonuses set forth in the Summary Compensation Table.

Summary. The compensation committee believes that SportsLine.com’s compensation programs are competitive with those of other technology and Internet companies.

Policy on Deductibility of Compensation. Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility.

It is our policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law. However, we intend to retain the flexibility necessary to provide total compensation in line with competitive practice, SportsLine.com’s compensation philosophy, and SportsLine.com’s and its stockholders’ best interests and may from time to time pay compensation to its executive officers that may not be deductible.

Members of the compensation committee

Gerry Hogan

Sean McManus

Russell Pillar

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of Gerry Hogan, Sean McManus and Russell Pillar. No member of the compensation committee is a present or former officer or employee of SportsLine.com. No interlocking relationship exists between the members of the compensation committee and the board of directors or compensation committee of any other company.

PERFORMANCE GRAPH

The following graph compares, for the period from December 31, 1997 to December 31, 2002, the cumulative total stockholder return on our common stock with the Nasdaq Stock Market (U.S. companies) Index; the J.P. Morgan Chase H&Q Internet Index (our former peer index) and the Goldman Sachs Internet Index. The J.P. Morgan H&Q Internet Index was discontinued in April 2002. The graph assumes that $100 was invested on December 31, 1997 in our common stock, the Nasdaq Stock Market Index, the J.P. Morgan H&Q Internet Index and the Goldman Sachs Internet Index, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is historical and not necessarily indicative of future stock price performance.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
SPLN	$100.00	$144.77	$466.28	$49.42	$27.16	$9.30
Nasdaq Stock Market (US Companies)	$100.00	$140.99	$261.48	$157.42	$124.89	$86.33
Goldman Sachs Internet Index	$100.00	$313.47	$659.25	$168.09	$97.11	$69.12
J.P. Morgan Chase H&Q Internet Index	$100.00	$242.00	$843.11	$341.96	$212.47	N/A

CERTAIN TRANSACTIONS

CBS Agreement

In March 1997, we entered into a strategic alliance with CBS pursuant to which CBS acquired a minority ownership interest in us and our flagship Web site was renamed “cbs.sportsline.com.” The CBS agreement was amended in February 1999 to extend the term for an additional five years, effective as of January 1, 1999, through 2006. Over the term of the agreement, we have the right to use certain CBS logos and television-related sports content and will receive extensive network television advertising and on-air promotions. Commencing with calendar year 1999, CBS is obligated to provide advertising and promotion of the cbs.sportsline.com Web site pursuant to a fixed promotion schedule. Under the agreement, CBS has the right to receive specified percentages of our net revenues. The agreement requires us to maintain and operate our flagship Web site, cbs.sportsline.com, in accordance with certain guidelines and restrictions and to cease using any content on cbs.sportsline.com which CBS determines conflicts, interferes with or is detrimental to the reputation or business of CBS or which becomes subject to any third party restriction or claim which would prohibit, limit or restrict the use of such content on the Internet. CBS has the right to terminate the agreement upon the acquisition by a CBS competitor of 40% or more of the voting power of our equity securities or in certain other circumstances, including if we breach a material term or condition or the agreement or if we become insolvent or subject to bankruptcy or similar proceedings.

In consideration of additional promotional and advertising opportunities, at the time of the execution of the amendment in 1999, we accelerated the issuance of the remaining shares that were formerly to be issued in 2000 and 2001 (567,579 and 485,358 shares, respectively), issued additional warrants to purchase 1,200,000 shares of common stock at per share exercise prices ranging from $23.00 in 1999 to $45.00 in 2001 and became obligated to issue additional shares of common stock valued at $100,000,000 between 2002 and 2006. As of December 31, 2002, all unexercised warrants issued to CBS have expired. The 1999 amendment to the CBS agreement provided that shares of common stock having a fair market value of $20,000,000 would be issued each year based on the average of closing prices of the common stock on the Nasdaq National Market for the five-day period ending on the day prior to the applicable issue dates. On January 1, 2002, we issued to CBS 6,882,312 shares of our common stock, valued at $20,000,000.

In March 2003, the CBS agreement was amended to modify the annual schedule of stock issuances to CBS. Pursuant to the amendment, on April 1, 2003, we became obligated to issue to CBS, the lesser of (1) a number of shares of common stock having a fair market value of $20,000,000 on that date; or (2) a number of shares of common stock that would result in CBS and its affiliates’ aggregate beneficial ownership interest in our outstanding common stock not exceeding 39.9% (in which case the shares actually issued on April 1, 2003 would be valued at the current fair market value of such shares and the remainder of our $20,000,000 obligation would be deferred until July 2004). Accordingly, on April 1, 2003 we issued to CBS 5,454,428 shares of common stock valued at $5,399,884 and the remainder of our 2003 obligation was deferred until July 1, 2004. As of April 1, 2003, CBS and its affiliates owned 17,326,740 shares of SportsLine.com’s common stock, representing 39.9% of our 43,425,414 total outstanding common shares as of that date.

Pursuant to the March 2003 amendment, on July 1, 2004, we will be obligated to issue to CBS the lesser of (1) a number of shares of common stock having a fair market value on July 1, 2004 equal to (x) $34,600,116 ($20,000,000 plus the portion of the April 2003 payment that was deferred); or (2) a number of shares of common stock that will result in CBS and its affiliates’ aggregate beneficial ownership interest in SportsLine’s outstanding common stock not exceeding 49.9%. If the number of shares of common stock that would result in CBS and its affiliates’ aggregate beneficial ownership interest in SportsLine’s outstanding common stock not exceeding 49.9% has a fair market value on July 1, 2004 of less than $34,600,116, then we must satisfy up to $5,000,000 of such obligation in cash. We are obligated to satisfy any additional remaining obligation on July 1, 2004 in cash and/or stock at our option. If we elect to satisfy any portion of that remaining obligation, if any, in stock and the issuance of such stock would cause the ownership interest of CBS and its affiliates to exceed 49.9% on July 1, 2004, then CBS may elect to defer that portion of the issuance until October 1, 2005. On October 1, 2005, we will remain obligated to issue to CBS common stock with a fair market value equal to (x) $20,000,000 plus (y) the portion of the payment due in July 2004, if any, that CBS may have elected to defer. In addition, we remain obligated to issue common stock with a fair market value of $20,000,000 to CBS on January 1, 2007.

Additionally, the CBS Agreement contains revenue sharing provisions pursuant to which we make cash revenue sharing payments to CBS. For the year ended December 31, 2002, revenue share payments of $3,877,002 were payable to CBS pursuant to the agreement. Furthermore, during 2002, SportsLine.com expensed $1,750,000 related to shares issued to Westwood One, Inc., a company that may be deemed an affiliate of CBS, in exchange for advertising and promotion and purchased $366,871 of television, radio and outdoor advertising for cash from CBS and certain of its affiliates.

NFL.com Agreement

In July 2001, SportsLine.com entered into a multi-year agreement to produce the NFL’s Internet sites, including nfl.com, superbowl.com, nfleurope.com and playfootball.com. CBS is also a party to this agreement and, as such, is entitled to receive a share of the gross revenues, if any, in excess of approximately $50,000,000 generated during the term of the agreement after the payment of certain sales commissions and SportsLine.com’s recoupment of production and hosting expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” in our Annual Report on Form 10-K for the year ended December 31, 2002 for further information regarding this agreement.

NCAASports.com Agreement

In February 2003, the National Collegiate Athletic Association, CBS and SportsLine announced an agreement whereby we sublicensed the rights from CBS for the official NCAA Championship Web site, in their entirety, through 2006. These rights include site production, hosting and management of the sale of advertising for the NCAASports.com Web site, and the exclusive rights to provide Internet broadcasts of certain NCAA championships, including the Division 1 Men’s Basketball Championship. CBS and we will share in revenues from the operations of the new site, with our start-up production costs being recouped in the initial year of operation.

Planned Licensing Agreement

In August 1994, we entered into a five-year agreement with Planned Licensing, Inc., a wholly owned subsidiary of Namanco Productions, Inc., pursuant to which Planned Licensing, Inc. agreed to cause Joe Namath to provide certain services to us, including endorsements of our products. James C. Walsh, one of our directors, is the president and sole stockholder of Namanco Productions, Inc. Our agreement was amended and extended for an additional five-year period in October 1999. Under the amended agreement, we are obligated to pay Planned Licensing, Inc. $200,000 per year in cash on a quarterly basis commencing on January 1, 2000 and royalties at a rate of $0.15 per month for each paid subscriber who became a member from the date our service became generally available to end users on a commercial basis through and including June 30, 1999 and continues to be a paid subscriber. The amounts paid to Planned Licensing pursuant to this agreement for the year ended December 31, 2002 were $200,923.

INDEPENDENT AUDITORS

Our audit committee has chosen the firm of Ernst & Young LLP (“Ernst & Young”), independent certified public accountants, to serve as independent auditors for the fiscal year ending December 31, 2003. Ernst & Young has been serving our company in this capacity since June 2002. It is expected that a member of Ernst & Young will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2002, as amended on June 14, 2002, on May 31, 2002, we dismissed our independent public accountants, Arthur Andersen, LLP (“Andersen”) and engaged the services of Ernst & Young as our new independent public accountants for the fiscal year ending December 31, 2002. These actions followed our decision to seek proposals from independent accountants to audit our financial statements for the fiscal year ended December 31, 2002. The decision to dismiss Andersen and retain Ernst & Young was approved by our board of directors upon the recommendation of our Audit Committee.

None of the audit reports of Andersen on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 contained any adverse opinion or disclaimer of opinion, nor was any such audit report qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2000 and December 31, 2001, and the subsequent interim periods through May 31, 2002, there were no disagreements between us and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports; and there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

A letter from Andersen to the Securities and Exchange Commission regarding our change of certifying accountants is attached as Exhibit 16.1 to our Current Report on Form 8-K/A filed on June 14, 2002.

During the fiscal years ended December 31, 2000 and December 31, 2001, and the subsequent interim periods through May 31, 2002, SportsLine did not consult with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on SportsLine’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our financial statements for the year ended December 31, 2002 and for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2002 was $142,817. In addition, we were billed $9,000 by our previous independent public accountants for professional services rendered in connection with review of our Form 10-Q for the first quarter of 2002.

Financial Information Systems Design and Implementation Fees

There were no professional services rendered to us by Ernst & Young for the design and implementation of financial information systems for the year ended December 31, 2002.

All Other Fees

The aggregate fees billed by Ernst & Young for services rendered to us, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the year ended December 31, 2002 were $20,250 primarily relating to an audit of our employee benefit plan. The audit committee of the board of directors believes that the provision of services described in this paragraph is compatible with maintaining the independence of our independent public accountants.

OTHER BUSINESS

We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2004 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than December 26, 2003. Notice of a stockholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by such date. If a proposal is not submitted by that date, the persons named in our proxy for the 2004 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2004 annual meeting.

PROXY

Annual Meeting of Stockholders – June 26, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of SportsLine.com, Inc. (the “Company”), a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2003, and hereby appoint(s) Michael Levy and Kenneth W. Sanders and each or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 26, 2003 at 10:00 a.m., local time, at the Company’s offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and at any postponement or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to SPORTSLINE.COM, INC. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

INVESTOR RELATIONS SPORTSLINE.COM, INC. 2200 W. CYPRESS CREEK ROAD FORT LAUDERDALE, FL 33309

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE DIRECTORS RECOMMEND A VOTE “FOR” EACH OF THE DIRECTORS LISTED BELOW

Vote on Directors

1.	To elect as Directors of SportsLine.com, Inc. the nominees listed below.

01) 02) 03)	Gerry Hogan Sean McManus Michael P. Schulhof	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” to the left and write the nominee’s number on the line below.

Vote on Proposals

2.	In their discretion, upon such other matters that may properly come before the meeting or any postponement or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted for each of the listed nominees. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

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    Signature [PLEASE SIGN WITHIN BOX] Date                                              Signature (Joint Owners)                 Date